Form 10-K405, Exhibit 13
CENTRAL ILLINOIS LIGHT CO; CILCORP INC
filed 1995-03-24
CIK 18651, 762129

[DESCRIPTION] EXHIBIT 13 TO 1994 CILCORP/CILCO 10K

Management's Discussion and Analysis of Financial Condition and Results of Operations, Management's Report to the Stockholders of CILCORP Inc., Report of Independent Public Accountants to the Stockholders of CILCORP Inc. and Financial Statements of CILCORP Inc.'s 1994 Annual Report to Stockholders

CILCORP and Subsidiaries

The financial condition and operating results of CILCORP Inc. (the Company) primarily reflect the operations of Central Illinois Light Company (CILCO), the Company's principal business subsidiary. The Company's other core business subsidiary is Environmental Science & Engineering, Inc. (ESE). The Other Businesses segment includes the operations of the holding company itself (Holding Company), its investment subsidiary, CILCORP Investment Management Inc. (CIM), and its venture capital subsidiary, CILCORP Ventures Inc. (CVI).

CILCO is a regulated public utility engaged in the generation, transmission and distribution of electric energy and the purchase, transportation and distribution of natural gas in Central Illinois.

ESE is an environmental consulting and engineering firm with additional capabilities in laboratory analysis and equipment manufacturing.

OVERVIEW

Contributions to the Company's earnings per share for the last three calendar years are shown below:

                            				      1994           1993          1992
CILCO                                $2.26          $2.60          $2.41
ESE                                    .14           (.17)           .15
Other Businesses                       .10            .17           (.08)
                            				     -----          -----           -----
Earnings per share                   $2.50          $2.60           $2.48
				                                 =====          =====           =====

CILCO's earnings declined in 1994 primarily due to a $4.5 million after-tax charge against income to reflect the Illinois Commerce Commission's disallowance of a portion of CILCO's investment in renewing its Springfield, Illinois, gas system. CILCO also paid $1 million in fines and expenses related to a U.S. Department of Justice and U.S. Department of Transportation review of CILCO's gas operations (See Note 9). These one-time charges reduced earnings per share of common stock by $.42. In addition, gas operating income was lower due to warmer than normal weather. Heating degree days were 8% below normal in 1994 and were 8% lower than in 1993.

ESE's results improved significantly in 1994 primarily due to lower general and administrative expenses. Other Businesses' results declined in 1994 due to the termination payment made on a lease at an ESE facility and other outside services costs. Also, 1993 results reflected the favorable settlement of a federal tax dispute related to CIM's lease portfolio.

The following table summarizes each business segment's contribution to net income (see Results of Operations for further discussion).

                                  					  1994         1993        1992
Electric operating income               $49,623      $49,129     $45,079
Gas operating income                      8,884       11,058      12,521
                                   					-------      -------     -------
Total utility operating income           58,507       60,187      57,600
Utility interest expense and other      (24,686)     (26,828)    (27,014)
Disallowed plant cost of
   regulated subsidiary, net of tax      (4,541)         --           --
Environmental and engineering
   services net income (loss)             1,824       (2,266)      1,938
Other businesses net income (loss)        1,482        2,490        (427)
                                   					-------      -------     -------
Net income                              $32,586      $33,583     $32,097
                                   					=======      =======     =======

Return on average common equity was 9.5% in 1994 compared to 10% in 1993 and 9.5% in 1992. The ratio of common equity to total capitalization, including short-term debt, remained stable in 1994 at approximately 44%. The fixed charge coverage ratio increased to 2.6 in 1994 compared to 2.4 in 1993 and 1992.

Inflation may have a significant impact on the Company's future operations, its ability to contain costs and the need for CILCO to seek timely and adequate utility rate increases. To help protect CILCO from the effects of inflation, substantially all electric and gas sales rates include a fuel adjustment clause or a purchased gas adjustment clause to provide for the recovery of changes in electric fuel costs, excluding coal transportation, and changes in the cost of gas. Over the past five years, the rate of inflation, as measured by the Consumer Price Index, has ranged from 2.5% to 5.4% annually.

CAPITAL RESOURCES AND LIQUIDITY

The Company believes that internal and external sources of capital which are, or are expected to be, available to the Holding Company and its subsidiaries will be adequate during the coming year to fund the Company's capital expenditures program, pay interest and dividends, meet working capital needs and retire (or refinance) debt as it matures. The Company's long-term ability to declare and pay dividends depends upon the ability of its subsidiaries to generate cash from their operations, future business conditions, earnings, and the financial condition of the Company.

THE COMPANY

From December 1993 through March 1994, the Company issued 126,475 shares of common stock at an average price of $37.08 per share through the CILCO Employees' Savings Plan (ESP) and the CILCORP Inc. Automatic Reinvestment and Stock Purchase Plan (DRIP). Depending on market conditions, the Company may issue additional shares of common stock through the ESP, the DRIP or through a conventional stock offering. The proceeds from newly issued stock have been, and will continue to be, used to retire CILCORP short-term debt, to meet working capital and capital expenditure requirements at CILCO and for other corporate purposes.

CILCORP is currently authorized by its Board of Directors to borrow up to $50 million on a short-term basis. At the end of 1994 and 1993, the Company had $40 million of committed bank lines and $5 million of discretionary bank lines. At December 31, 1994, $6 million of the lines were used, compared to $18.8 million of short-term debt outstanding at December 31, 1993. The Company plans to have $50 million of committed lines and $10 million of discretionary lines available by the end of February 1995 through six different banks. The Company uses a competitive bidding process for its short-term borrowings and has arranged facilities in excess of its authorized limit so that all of its borrowings can be competitively bid.

During December 1994, the Company issued $22 million of medium-term notes to refinance $18 million of CILCORP Lease Management Inc.
(CLM) term debt maturing in March 1995. CLM is a wholly-owned subsidiary of CIM. The maturing CLM debt carries prepayment penalties, so the proceeds of the notes have been used temporarily to reduce CILCORP short-term debt. The remaining $4 million will be used to refinance short-term debt supporting investments at CIM.

As part of the 1992 restructuring of the Springerville Unit No. 1 lease, CLM received approximately 1.2 million shares of Tucson Electric Power Company (TEP) common stock, and warrants to purchase approximately 895,000 additional shares. During 1994 and 1993, CLM sold all of the TEP stock and warrants, realizing pre-tax gains of
$1.8 million and $2 million in 1994 and 1993, respectively.   The
proceeds were used to reduce CILCORP short-term debt. CIM and CLM had minimal cash and temporary cash investments at the end of 1994 and 1993.

In July 1994, Standard & Poor's (S&P) lowered CILCORP's rating of unsecured medium-term notes to A+ from AA-. In September 1994, Moody's Investor Service (Moody's) lowered its rating on CILCORP's unsecured medium-term notes to A1 from Aa3.

CILCO

In 1994, CILCO spent $91.4 million for capital additions and improvements. These expenditures consisted primarily of replacements and improvements to the existing electric and gas systems, including $15.7 million for the steam boilers and related auxiliary equipment of a cogeneration plant at Midwest Grain Products, Inc. (MWG), one of CILCO's major gas customers. Utility capital projects were financed during 1994 with funds from operating activities and issuance of short-term debt. CILCO's net cash flow from operations in 1994 was $107 million. CILCO paid $16 million in cash dividends to CILCORP during 1994.

CILCO's short-term debt increased to $23.4 million at December 31, 1994, from $12.4 million at December 31, 1993. CILCO expects to issue short-term commercial paper periodically during 1995, and is currently authorized by its Board of Directors to issue up to $66 million of short-term debt. At December 31, 1994, committed bank lines of credit totaled $30.4 million, all of which were unused. CILCO expects these bank lines will remain unused through 1995.

Estimated capital expenditures for 1995 and 1996 are $69 million and $76 million, respectively. The 1995 estimate includes $13 million for electric energy supply and transmission projects, $3 million for gas supply and transmission projects, $45 million for electric and gas distribution system improvements and $2.4 million to complete the installation of the 21 megawatt electric generating equipment for the MWG project. Anticipated total capital expenditures for 1997-1999 are $191 million.

In October 1994, CILCO obtained Illinois Commerce Commission (ICC) approval to issue not more than $65 million of secured medium-term notes and not more than $25 million of pollution control bonds. In November 1994, the Securities and Exchange Commission declared effective a shelf registration statement for the $65 million of secured medium-term notes. During 1995, CILCO plans to issue approximately $20 million of the medium-term notes to finance capital expenditures. CILCO plans to finance the remainder of its 1995 and 1996 capital expenditures with funds provided by operations. CILCO intends to issue $36 million of secured medium-term notes to retire outstanding long-term debt as it matures in 1996 and 1997. CILCO expects to issue the $25 million of pollution control bonds in 1996 and later years to finance pollution control facilities, including new solid waste disposal facilities at CILCO's Duck Creek generating station. The timing of the issuance and use of the remaining $9 million of medium-term notes has not yet been determined.

During 1993, CILCO issued $108 million of medium-term notes and first mortgage pollution control bonds, $22 million of preferred stock and $25 million of flexible auction-rate preferred stock.
CILCO used the proceeds from these issuances to retire $96.4 million of first mortgage bonds and $45.5 million of preferred stock. The balance of the financing proceeds was used to retire short-term debt. In 1994, annual interest expense decreased $730,000 as a result of the bond refinancings. Also, annual preferred dividend requirements decreased by $1.5 million between 1992 and 1994 as a result of refinancing with a combination of lower fixed-rate and flexible auction-rate preferred stocks.

In July 1994, S&P lowered CILCO's rating of senior secured debt to AA- from AA and preferred stock to A+ from AA-. Moody's affirmed its Aa2 rating of CILCO's long-term debt.

ESE

ESE spent $4.4 million for capital additions and improvements in 1994. In addition, through a newly formed wholly-owned subsidiary, Savannah Resources Inc., ESE spent $2.3 million to acquire land that will be remediated and sold in 1995. ESE expects to spend $4.1 million for capital additions and improvements in 1995, of which $1.9 million will be for the continued construction of a mixed waste laboratory in Gainesville, Florida.

ESE has a $15 million revolving line of credit and a $20 million term note with the Holding Company. The revolving line of credit expires on May 2, 1996, while principal on the term note is due on May 2, 1998. At December 31, 1994, ESE had $5.6 million outstanding on the revolving line of credit, compared to $.9 million outstanding at December 31, 1993. ESE also has a $7.5 million bank line of credit to collateralize performance bonds issued in connection with ESE projects, of which $4.5 million was used as of December 31, 1994. ESE expects to finance its capital expenditures and working capital needs for 1995 with a combination of funds generated internally and periodic short-term borrowings from the Holding Company.

ENVIRONMENTAL MATTERS

CILCO's capital expenditures related to pollution control facilities are estimated to be $3.4 million and $14 million for 1995 and 1996, respectively.

The acid rain provisions of the Clean Air Act Amendments of 1990 (Amendments) require additional sulfur dioxide (SO2) and nitrogen oxide (NOx) emission reductions at CILCO's generating facilities. CILCO's facilities are exempt in Phase I of the Amendments due to previous emission reductions, but are subject to Phase II of the Amendments which require additional emission reductions by the year 2000.

CILCO's final compliance strategy will depend upon regulations issued under the Amendments; therefore, CILCO cannot currently determine definitive compliance costs and schedules. CILCO will continue to monitor regulatory actions and develop compliance strategies to minimize any financial impact. Under current regulatory policies, CILCO expects to recover compliance costs associated with the Amendments and other environmental regulations through rates charged to customers. CILCO's present strategy includes use of an existing SO2 scrubber and limited fuel switching to reduce SO2 emissions, and combustion control modifications to reduce NOx emissions. CILCO's generating units will not require additional SO2 scrubbers.

Through 1996, CILCO expects to spend $15.8 million for boiler retrofits and emissions monitoring equipment related to the Amendments, including $5.4 million spent in 1994 and $3.5 million in 1993. In 1993, the U. S. Environmental Protection Agency established acid rain emission allowance reserves for power plants in Phase II. Allowances are transferable to third parties at market prices. The number of allowances allocated to CILCO approximates its future needs, so CILCO expects it will buy or sell minimal amounts of allowances.

Some studies suggest that magnetic fields produced by electric current, known as "electric and magnetic fields" or EMF, may be associated with illness or disease. However, research conducted to date has found no conclusive evidence that EMF has an adverse impact on health. CILCO is participating in utility industry funded studies on this subject. There are also claims that EMF may contribute to losses in the market value of property near certain electric transmission lines. CILCO will continue to monitor these issues, but their ultimate impact cannot be predicted at this time.
Neither CILCORP, CILCO, nor any of their affiliates has been identified as a potentially responsible party (PRP) under federal or state environmental laws.

CILCO continues to investigate and/or monitor five former gas manufacturing plant sites (Sites A, B, C, D, and E) located within CILCO's present gas service territory. The purpose of these studies is to determine if waste materials, principally coal tar, are present, whether such waste materials constitute an environmental or health risk and if CILCO is responsible for the remediation of any remaining waste materials at those sites. CILCO previously operated plants at three of the five sites (Sites A, B, and C) and currently owns two (Sites A and B). In cooperation with the Illinois Environmental Protection Agency, CILCO completed remedial action in 1991 at Site A, at a cost of $3.3 million. In 1994, CILCO investigated Site B to define the extent of waste materials on site. A risk assessment for Site B is currently being developed, which will be followed by a feasibility study of remedial alternatives in 1995. CILCO has not yet formulated a remediation plan for Site C. Until more detailed site specific testing has been completed, CILCO cannot determine the ultimate extent or cost of any remediation of Site C. CILCO does not currently own Sites D and E. CILCO has no remediation responsibility for Site E and has not yet determined the extent, if any, of its remediation responsibility for Site D.

In addition, CILCO paid approximately $650,000 through 1994 to outside parties to investigate and/or test Sites A and B. CILCO expects to spend approximately $300,000 for site monitoring, legal fees and feasibility studies in 1995, and has recorded a regulatory asset and corresponding liability on the Balance Sheets for this amount (see
Note 1).

CILCO has recorded a $5 million liability and a corresponding regulatory asset on its Balance Sheets representing the minimum amount of future coal tar investigation and remediation costs CILCO expects to incur (see Note 1). Coal tar remediation costs incurred through 1994 have been deferred on the Balance Sheets, net of amounts recovered from customers. CILCO is presently allowed to recover prudently incurred coal tar remediation costs paid to outside parties pursuant to a gas rate rider which authorizes recovery over a five-year period. Through December 31, 1994, CILCO has recovered approximately $3.9 million in coal tar remediation costs from its customers.

The gas rate rider allowing recovery of remediation costs is currently being appealed to the Illinois Supreme Court by several parties.
CILCO cannot predict the outcome of the appeal, but believes most or all of its future coal tar remediation costs will continue to be recoverable from customers. Therefore, although the total cost to CILCO of any action with respect to the unremediated sites and the possibility of recovering that cost from insurance carriers or any PRPs cannot now be determined, management believes that such cost will not have a material adverse effect on CILCO's financial position or results of operations.

GAS PIPELINE SUPPLIER TRANSITION COSTS

In 1992, the Federal Energy Regulatory Commission (FERC) issued Orders 636, 636A, and 636B (collectively Order 636). Order 636 substantially restructured the relationship between gas pipelines and distribution companies, such as CILCO, for the sale, transportation and storage of natural gas. These services, which traditionally had been "bundled" by interstate pipeline companies, are now individually arranged by CILCO. CILCO believes it is well-positioned to ensure the continued acquisition of adequate and reliable gas supplies despite the regulatory changes.

Order 636 also permitted pipeline suppliers to recover from gas distribution companies prudently incurred transition costs attributed to compliance with Order 636. As of December 31, 1994, pipeline suppliers have billed CILCO, subject to refund, for approximately $1.4 million of transition costs, including interest. These charges have been, or will be, recovered from CILCO's customers through its purchased gas adjustment clause (PGA). The PGA allows CILCO to adjust customer billings to reflect changes in the cost of natural gas. Presently, CILCO cannot determine its actual allocation of suppliers' transition costs but believes that it could ultimately be billed up to $3 million, excluding interest. During 1994, the ICC affirmed the right of Illinois gas distribution companies to recover pipeline transition costs from their customers; therefore, management does not expect that Order 636 will materially impact CILCO's financial position or results of operations.

Under FERC Order 500, and subsequent Orders 528 and 528A, interstate gas pipelines may bill gas distribution utilities for take-or-pay and other charges related to the transition to a more competitive gas industry. Through December 1994, gas pipelines have billed CILCO $22.2 million for take-or-pay charges and certain costs related to one supplier's liquefied natural gas project. This amount includes $3.9 million of interest. CILCO estimates that it could ultimately be directly billed approximately $25.6 million, excluding interest, for these costs. CILCO is allowed by the ICC to recover these charges via a factor incorporated into the PGA, and through December 31, 1994, has recovered $21.1 million, including interest, from its customers.

CILCO has recorded a regulatory asset and corresponding liability of $4 million on its Balance Sheets as of December 31, 1994, of which $1.2 million will be due in one year (see Note 1). The remaining $2.8 million represents the minimum amount of the estimated range of such future costs which CILCO expects to incur related to take-or-pay and transition costs.

ACCOUNTING PRONOUNCEMENTS

In 1992, the Financial Accounting Standards Board (FASB) issued Statement No. 112, "Employer's Accounting for Postemployment Benefits" (SFAS 112). The FASB issued Statement No. 115 "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115) in 1993 and Statement No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" (SFAS 119) in 1994. The Company adopted SFAS 112 on January 1, 1994 (see Note 3). The Company also adopted SFAS 115 and SFAS 119 on January 1, 1994, but to date, these statements have not had a material effect on the Company's financial position, results of operations or cash flows. During 1994, CILCO entered into a pilot program to hedge its gas costs. The program, which includes investments in derivatives as defined by SFAS 119, is immaterial to the Company's financial position, results of operations and cash flows.

RESULTS OF OPERATIONS
CILCO ELECTRIC OPERATIONS

The following table summarizes electric operating revenue and expenses by component.

Components of Electric Operating Income 1994       1993          1992
                                    					      (In thousands)
Revenue:
Electric retail                      $304,903     $298,602      $280,380
Sales for resale                        8,182        4,522         8,433
				                                 --------     --------      --------
Total revenue                         313,085      303,124       288,813
                            				     --------     --------      --------
Cost of sales:
Cost of fuel                           97,184       92,112        94,133
Purchased power expense                 9,433        8,754         4,295
Revenue taxes                          13,260       12,378        11,276
                            				     --------     --------     ---------
Total cost of sales                   119,877      113,244       109,704
                            				     --------     --------     ---------
Gross margin                          193,208      189,880       179,109
                            				     --------     --------     ---------
Operating expenses:
Operation and maintenance
 expenses                              75,806       76,287        72,212
Depreciation and amortization          39,130       38,337        37,465
Income taxes                           19,925       17,542        15,747
Other taxes                             8,724        8,585         8,606
                            				     --------     --------      --------
Total operating  expenses             143,585      140,751       134,030
                            				     --------     --------      --------
Electric operating income            $ 49,623     $ 49,129      $ 45,079
                            				     ========     ========      ========

Electric gross margin increased 2% in 1994, primarily due to a 3% increase in retail kilowatt hour (kwh) sales. The ratio of gross margin to revenue has remained relatively constant for the last three years. Increases in the number of residential and commercial customers, higher demand by commercial customers and warmer summer weather contributed to the increased sales volumes. Cooling degree days were 5% higher in 1994 than in 1993. Industrial sales volumes increased 3% compared to 1993, due to greater demand by several of CILCO's large industrial customers. CILCO set a new all-time system peak demand of 1,137,000 kwh on July 5, 1994.

Electric gross margin increased 6% in 1993 from 1992, primarily due to a 7% increase in retail kilowatt hour sales. The increase in retail sales was partially offset by a decrease in sales for resale revenue. Residential sales volumes increased 10%, while commercial sales volumes increased 5%. These increases were primarily due to warmer summer weather. Cooling degree days were 30% higher in 1993 than in 1992. Industrial sales volumes increased 6% compared to 1992 due to greater demand by several of CILCO's large industrial customers.

Sales for resale increased in 1994 from 1993 due to greater demand from neighboring utilities. Sales for resale vary based on CILCO's available capacity for bulk power sales, energy requirements of neighboring utilities and the price of power available for sale.

The National Energy Policy Act of 1992 (NEPA) encourages competition by allowing utilities and non-utilities to form non-regulated generation subsidiaries to supply additional electric demand without being restricted by the Public Utility Holding Company Act of 1935. The FERC may order access to utility transmission systems by third-party energy producers on a case-by-case basis and may also order electric utilities to enlarge their transmission systems to transport (wheel) power, subject to certain conditions. NEPA specifically bans federally-mandated wheeling of power for retail customers, but several state public utility regulatory commissions are adopting pilot programs to initiate retail wheeling. Various Illinois trade associations are currently studying retail wheeling implications. CILCO is presently involved with a statewide task force to examine electric utility regulation and competition. The results of this study will be provided to the ICC and the Illinois legislature for educational and planning purposes.

With growing competition in the electric utility industry, CILCO's largest customers may have increased opportunities to select their electric supplier. In response to this changing environment, CILCO has entered into long-term contracts with various industrial customers to be the exclusive provider of their electric power requirements at prices consistent with current rates. These contracts, which typically have terms ranging from five to eight years, accounted for 17% of CILCO's total 1994 retail kwh sales.

CILCO's largest customer is Caterpillar Inc., which represented 13% of
1994 electric revenues.   On June 20, 1994, Caterpillar employees
represented by the United Auto Workers Union began a strike at Caterpillar facilities in CILCO's service territory. To date, the strike has not had an adverse effect on CILCO's sales to Caterpillar. CILCO's management cannot predict what, if any, impact a continued strike at Caterpillar will have on CILCO's future revenues or earnings.

The overall level of business activity in CILCO's service territory and weather conditions are expected to continue to be the primary factors affecting electric sales in the near term. CILCO's electric sales and gross margin may also be affected in the long-term by increased competition in the electric utility industry.

Substantially all of CILCO's electric generation capacity is coal-fired. The cost of fuel increased 6% in 1994 primarily due to an 8% increase in electric generation. Sales to retail customers and other utilities were higher than 1993 due to warmer summer weather. Lower coal prices partially offset the effects of increased generation. The cost per ton of coal burned, including transportation cost, decreased 3% in 1994 compared to 1993.

Purchased power expense increased in 1994 compared to 1993.
Purchased power expense varies based on CILCO's need for energy and the price of power available for purchase. CILCO makes use of purchased power when it is economical to do so, or when required to meet its power requirements, such as during maintenance outages at CILCO plants. Costs and savings realized from the purchase of power are passed on to CILCO's customers via the fuel adjustment clause
(FAC). The FAC allows CILCO to pass increases and decreases in the cost of fuel through to customers. CILCO expects the wholesale power market to become increasingly competitive due to certain provisions of NEPA.

Electric operation and maintenance expenses decreased slightly in 1994, but increased 6% in 1993 from 1992. The 1994 decreases were primarily due to lower power plant and overhead line maintenance expense, injury and damage claims and other post employment benefit
(OPEB) costs. The 1994 decreases were partially offset by increased employee benefit costs, including costs resulting from the implementation of SFAS 112 (see Note 3), development expenses of a new customer information system and general inflationary trends. The increase in 1993 from 1992 was primarily due to greater power plant maintenance expenses.

The increases in depreciation and amortization expense in 1994 and 1993 reflect additions and replacements of utility plant at costs in excess of the original cost of the property retired.

The changes in income taxes in 1994 and 1993 were primarily the result of changes in pre-tax income. A higher federal corporate income tax rate due to the passage of the Revenue Reconciliation Act of 1993 also contributed to the 1993 increase (see Note 2).

CILCO GAS OPERATIONS

The following table summarizes gas operating revenue and expenses by component.
Components of Gas Operating Income  1994         1993           1992
                                   					    (In thousands)
Revenue:
Sale of gas                       $138,161       $140,620       $134,385
Transportation services             10,124         10,134         10,541
				                              --------       --------       --------
Total revenue                      148,285        150,754        144,926
                            				  --------       --------       --------
Cost of sales:
Cost of gas                         78,696         79,022         77,123
Revenue taxes                        7,190          7,039          6,547
                            				  --------       --------       --------
Total cost of sales                 85,886         86,061         83,670
                            				  --------       --------       --------
Gross margin                        62,399         64,693         61,256
                            				  --------       --------       --------
Operating expenses:
Operation and  maintenance
  expenses                          33,511         31,486         28,041
Depreciation and
  amortization                      15,219         14,686         13,930
Income taxes                         1,564          4,684          4,082
Other taxes                          3,221          2,779          2,682
                            				  --------       --------       --------
Total operating expenses            53,515         53,635         48,735
                            				  --------       --------       --------
Gas operating income              $  8,884       $ 11,058       $ 12,521
                            				  ========       ========       ========

Gas gross margin decreased 4% in 1994, primarily due to a 4% decrease in retail sales volumes. Residential and commercial sales volumes decreased 7% and 1%, respectively, primarily due to milder weather during the heating season. Increases in sales volumes by certain classes of industrial customers partially offset the decreases in retail sales. Heating degree days were 8% lower in 1994 than in 1993. The cost of gas decreased in 1994. The decrease was primarily due to decreased retail sales volumes and lower natural gas prices. On December 12, 1994, the ICC approved an increase in CILCO's gas base rates designed to increase CILCO's annual gas revenues by approximately $10.6 million (see Note 9).

Gas gross margin increased 6% in 1993 from 1992, primarily due to an 8% increase in retail sales volumes. Residential and commercial sales volumes increased 10% and 9%, respectively, primarily due to colder weather during the heating season. Heating degree days were 11% higher in 1993 than in 1992.

Revenue from gas transportation services decreased slightly in 1994 and 4% in 1993, while the volume of gas transported increased 8% in 1994 and decreased 11% in 1993. Revenues for 1994 declined primarily due to decreased purchases of gas by commercial transportation customers from suppliers other than CILCO. The revenue changes in 1994 and 1993 were not proportional to the changes in volume because certain large volume transportation customers can negotiate lower unit charges for service. Transportation arrangements have made it practical for certain industrial customers to continue to use gas instead of switching to alternate fuels. There were 567 transportation customers in 1994 compared to 668 customers in 1993 and 635 in 1992. As a result of CILCO's new gas rates (see Note 9), CILCO's system rates are more competitive with transportation rates. Various transportation customers switched back to CILCO's system in December 1994, and CILCO expects this trend to continue into 1995.

Weather conditions, the ability of large customers to purchase gas on the open market at competitive rates, the continuing trend toward more efficient gas appliances and overall economic conditions in CILCO's service area will affect future gas sales.

Gas operation and maintenance expenses increased 6% in 1994 and 12% in 1993. The 1994 increases were primarily due to increased regulatory costs associated with CILCO's recent gas rate case and higher employee benefit costs. Implementation of SFAS 112 (see Note 3) contributed to the increase in employee benefit costs. Decreased OPEB costs and gas maintenance expenses partially offset the increases. Maintenance expenses decreased as a result of the completion of repairs to the Springfield gas distribution system in 1993 (see Note 9). Operation and maintenance expenses are also affected by general inflationary trends.

The increases in depreciation and amortization expenses in 1994 and 1993 reflect additions and replacements of utility plant at costs in excess of the original cost of the property retired.
The changes in income taxes in 1994 and 1993 were primarily the result of changes in taxable income and the effects of adjustments which increased the 1993 tax provision. A higher federal corporate income tax rate due to the passage of the Revenue Reconciliation Act of 1993 also contributed to the 1993 increase (see Note 2).

CILCO OTHER INCOME AND DEDUCTIONS

Utility other deductions increased substantially in 1994 from 1993. Disallowed gas plant costs, net of related income taxes, which resulted from the December 1994, ICC rate order, significantly increased CILCO's other deductions (see Note 9). The civil fine and other costs CILCO agreed to pay as a result of the U.S. Department of Justice and the U.S. Department of Transportation investigations also contributed to the increase in other deductions. Interest expense decreased partially due to a settlement of an Internal Revenue Service audit. Lower interest rates on bonds refinanced in 1993 contributed to the decrease in interest expense. The weighted-average interest rate of long-term debt decreased to 6.89% in 1994 from 7.19% in 1993 (see Capital Resources and Liquidity).

In 1994, CILCO entered into an option agreement to sell for $7 million the 95 acre site of the former R. S. Wallace Station, a retired electric generating plant. On January 5, 1995, the ICC approved the sale and the accounting treatment of the proceeds. Various significant terms and conditions must be satisfied in order for the sale to be completed. CILCO expects a portion of the sale will be completed in 1995, with the remainder to be completed during 1996 and 1997. Gain on the sale will be included in other income during 1995, 1996 and 1997.

ESE

The following table summarizes environmental and engineering services revenue and expenses.

Components of ESE Net Income (Loss)   1994           1993         1992
                                       						(In thousands)
Environmental and engineering
   services revenue                   $132,799     $123,162     $137,858
Direct non-labor project costs          52,896       43,627       52,531
                            				      --------     --------     --------
Net revenue                             79,903       79,535       85,327
                            				      --------     --------     --------
Expenses:
Direct salaries and other costs         39,720       40,180       41,667
General & administrative                29,319       34,418       32,737
Depreciation and amortization            5,867        6,064        5,472
				                                  --------     --------     --------
Operating expenses                      74,906       80,662       79,876
                            				      --------     --------     --------
Interest                                 1,915        1,719        2,167
                            				      --------     --------     --------
Income before income taxes               3,082       (2,846)       3,284
Income taxes                             1,258         (580)       1,346
                            				      --------      --------    --------
ESE net income (loss)                 $  1,824      $(2,266)    $  1,938
                            				      ========      ========    ========

ESE incurs substantial direct non-labor project costs from the use of subcontractors on projects. These costs are passed directly through to ESE's clients. As a result, a better measure of operating performance is net revenue, which is determined by deducting such direct non-labor project costs from gross revenues. Net revenue remained virtually unchanged in 1994 after decreasing by 7% in 1993.

Direct salaries and other costs decreased by 1% in 1994, after decreasing by 4% in 1993. The decreases resulted from changes in ESE's work force to reflect the change in business volume. Because the consulting industry is labor intensive, ESE can adjust staffing levels appropriately to respond to changing business conditions.

ESE's earnings improved significantly in 1994 primarily due to a reduction in general and administrative expenses. General and administrative expenses decreased by 15%, following a 5% increase in 1993. In 1994, staffing levels were managed to reflect business volume, resulting in decreases in salary expense, benefit costs and hiring costs. Bad debt expense also decreased from the previous year due to improved collection experience. During 1994, ESE was able to renegotiate several leases which resulted in lower facilities cost. The increase in 1993 general and administrative expenses resulted from general inflation and higher medical benefit costs.

Depreciation expense declined by 3% in 1994, primarily due to the expiration of capital leases and to an increase in fully depreciated assets. Amortization expense relates to a non-compete agreement executed in 1990, which is being amortized over its five-year duration, and to the Cost in Excess of Net Assets of Acquired Businesses, which is being amortized over forty years. Depreciation expense increased in 1993 due to fixed asset additions.

Interest expense increased in 1994 after decreasing in 1993, primarily because of increased average debt balances and higher interest rates. The increase in income taxes is due to ESE's higher pre-tax income.

ESE's future business activity will continue to be affected by the level of demand for its services, which is affected by governmental funding levels, the enforcement of various federal and state statutes and regulations dealing with the environment and the use, control, disposal and clean-up of hazardous wastes. The market for ESE's services is competitive; however, no single entity currently dominates the environmental and engineering consulting services marketplace.

OTHER BUSINESSES

The following table summarizes Other Businesses' revenue and expenses. Other Businesses' results include income earned and expenses incurred at the Holding Company, CIM, CVI and non-operating interest income of CILCO.

Components of Other Businesses'
Net Income (Loss)                     1994          1993          1992
                                   					      (In thousands)
Revenue:
Leveraged lease revenue             $ 6,907       $ 4,280        $ 5,903
Other revenue                         4,063         3,191          3,725
				                                -------       -------        -------
Total revenue                        10,970         7,471          9,628
                            				    -------       -------        -------
Expenses:
Operating expenses                    5,527         2,637          3,814
Depreciation and amortization           214           177            148
Interest expense                      3,624         3,190          3,253
Income and other taxes                  123        (1,283)         2,392
Minority interest                        --           260            448
                            				    -------       -------        -------
Total expenses                        9,488         4,981         10,055
                            				    -------       -------        -------
Other businesses' net income
   (loss)                           $ 1,482       $ 2,490        $  (427)
                            				    =======       =======        =======

Leveraged lease revenues in 1994 reflect a full year's revenue from two leveraged lease investments made in late 1993. The effect of this increase was partially offset by a decline in 1994 revenues from CIM's
other leveraged leases.   Under generally accepted accounting
principles pertaining to leveraged leases, revenues decline as the lease portfolio matures. During 1995, CIM expects leveraged lease revenues to decline by $700,000, absent investment in new leases.

Other revenues increased in 1994 due to revenues from CILCORP Energy Services Inc. (CESI), a newly-formed subsidiary of CVI. During 1994, CESI had revenues of $969,000, primarily from the sale of carbon monoxide detectors to utilities other than CILCO for resale to their customers.

Other revenues also reflect a $1.8 million gain from the sale of 193,000 shares of Tucson Electric Power (TEP) stock and 895,000 TEP
warrants in 1994.   In 1993, CIM sold one million shares of TEP stock
for a $2 million gain. Interest income on temporary cash investments, which is included in other revenues, declined due to lower investment balances.

Operating expenses in 1994 include CESI cost of goods sold of $829,000. Operating expenses also increased due to higher professional services costs and several one-time charges, including termination of a lease at an ESE facility which it no longer plans to use. The lease was entered into during negotiations which led to CILCORP's 1990 acquisition of ESE.

Interest expense increased due to higher interest rates and average debt balances.

Income and other taxes in 1993 include a $3.1 million reversal of tax expense which had been recorded in prior years to reflect the potential unfavorable outcome of a tax dispute between the Company and the Internal Revenue Service (IRS) regarding the depreciable life of the Springerville Unit No. 1 lease. Offsetting this reduction in 1993 was an additional $1.1 million of income tax expense to record the effect of an increase in the federal income tax rate on the Company's lease portfolio. Income tax expense in 1994 includes a reduction in tax expense to reflect the settlement of several issues contested with the IRS which were unrelated to CIM's lease portfolio.

In December 1993, CIM purchased the 19% minority interest in CILCORP Lease Management, Inc. for $1.4 million.

Management's Report
To the Stockholders of CILCORP Inc.:

Management has prepared the accompanying financial statements and notes for CILCORP Inc. and its consolidated subsidiaries in accordance with generally accepted accounting principles. Estimates and judgments used in developing these statements are the responsibility of management. Financial data presented throughout this report is consistent with these statements.

CILCORP Inc. maintains a system of internal accounting controls which management believes is adequate to provide reasonable assurance as to the integrity of accounting records and the protection of assets. Such controls include established policies and procedures, a program of internal audit and the careful selection and training of qualified personnel.

The financial statements have been audited by CILCORP's independent public accountants, Arthur Andersen LLP, whose appointment was ratified by stockholders. Their audit was conducted in accordance with generally accepted auditing standards and included an assessment of selected internal accounting controls only to determine the scope of their audit procedures. The report of the independent public accountants is contained in this annual report.

The Audit Committee of the Board of Directors, consisting solely of outside directors, meets periodically with the independent public accountants, internal auditors and management to review accounting, auditing, internal accounting control, and financial reporting matters. The independent public accountants have direct access to the Audit Committee. The Audit Committee meets separately with the independent public accountants.


R. O. Viets
R. O. Viets
President and Chief Executive Officer

T. D. Hutchinson
T. D. Hutchinson
Controller

Consolidated Statements of Income
CILCORP Inc. and Subsidiaries
For the Years Ended December 31,       1994         1993          1992
			                              	(In thousands except per share amounts)
Revenue:
Electric                              $313,085     $303,124     $288,813
Gas                                    148,285      150,754      144,926
Environmental and Engineering
   Services                            132,799      123,162      137,858
Other Businesses                        10,970        7,471        9,628
				                                  --------     --------     --------
Total                                  605,139      584,511      581,225
                            				      --------     --------    ---------
Operating Expenses:
Fuel for Generation and
   Purchased  Power                    106,617      100,866      98,428
Gas Purchased for Resale                78,696       79,022      77,123
Other Operations and Maintenance       234,323      225,135     227,111
Disallowed Plant Cost of
   Regulated Subsidiary                  7,522           --          --
Depreciation and Amortization           61,143       59,975      57,727
State and Local Revenue Taxes           20,485       19,466      17,874
Other Taxes                             16,640       16,412      16,156
                            				      --------     --------    --------
Total                                  525,426      500,876     494,419
                            				      --------     --------    --------
Fixed Charges and Other:
Interest Expense                        26,341       27,363      29,205
Preferred Stock Dividends
   of Subsidiary                         2,980        4,043       4,441
Allowance for Funds Used During
   Construction                         (1,040)        (199)       (337)
Other                                      666          516         142
                            				      --------     --------    --------
Total                                   28,947       31,723      33,451
                            				      --------     --------    --------
Income Before Income Taxes              50,766       51,912      53,355
Income Taxes                            18,180       18,069      20,810
                            				      --------     --------    --------
Net Income Including Minority
   Interest                             32,586       33,843      32,545
Minority Interest                           --          260         448
                            				      --------     --------    --------
Net Income Available for
    Common Stockholders               $ 32,586     $ 33,583    $ 32,097
                            				      ========     ========    ========
Average Common Shares
   Outstanding                          13,026       12,914      12,924
Net Income Per Common Share              $2.50        $2.60       $2.48
                            				      ========     ========    ========
Dividends Per Common Share               $2.46        $2.46       $2.46
                            				      ========     ========    ========

The accompanying Notes to Financial Statements are an integral part of these statements.

Consolidated Balance Sheets
CILCORP Inc. and Subsidiaries
Assets (As of December 31)                             1994          1993
				                                                			 (In thousands)
Current Assets:
Cash and Temporary Cash Investments               $    1,604       $   1,440
Receivables, Less Reserves of $2,291 and $2,255       55,779          58,350
Accrued Unbilled Revenue                              40,474          38,179
Fuel, at Average Cost                                 14,765           8,323
Materials and Supplies, at Average  Cost              16,731          16,674
Gas in Underground Storage, At Average Cost           17,484          24,548
Prepayments and Other                                 12,402          11,153
                                            				  ----------       ---------
Total Current Assets                                 159,239         158,667
                                          						  ----------       ---------
Investments and Other Property:
Investment in Leveraged Leases                       120,961         114,803
Other Investments                                      5,427           7,453
                                          						  ----------       ---------
Total Investments and Other  Property                126,388         122,256
                                          						  ----------      ----------
Property, Plant and Equipment:
Utility Plant, at Original Cost
   Electric                                        1,092,382       1,068,818
   Gas                                               355,270         348,541
                                          						  ----------       ---------
                                          						   1,447,652       1,417,359
Less - Accumulated Provision for Depreciation        653,571         618,912
                                          						  ----------       ---------
                                          						     794,081         798,447
Construction Work in Progress                         71,105          31,896
Plant Acquisition Adjustments,
   being Amortized to 1999                             3,355           4,068
Other, Net of Depreciation                            23,152          24,173
                                          						  ----------      ----------
Total Property, Plant and Equipment                  891,693         858,584
                                          						  ----------      ----------
Other Assets:
Prepaid Pension Expense                               13,312          13,953
Cost in Excess of Net Assets of Acquired
   Businesses, Net of Accumulated
   Amortization of $3,589 and $2,886                  24,548          25,251
Other                                                 23,204          19,729
                                          						  ----------      ----------
Total Other Assets                                    61,064          58,933
                                          						  ----------      ----------
Total Assets                                      $1,238,384      $1,198,440
                                          						  ==========      ==========

The accompanying Notes to Financial Statements are an integral part of these balance sheets.

Consolidated Balance Sheets
CILCORP Inc. and Subsidiaries
Liabilities and Stockholders' Equity (As of December 31)
				                                        		      1994               1993
                                               						   (In thousands)
Current Liabilities:
Current Portion of Long-Term Debt                 $    21,200      $      193
Notes Payable                                          29,400          31,200
Accounts Payable                                       51,952          47,668
Accrued Taxes                                           7,729           5,666
Accrued Interest                                        9,024           9,632
Purchased Gas Adjustment Over-Recoveries                2,142           3,029
Other                                                  16,557          12,915
                                          						   ----------      ----------
Total Current Liabilities                             138,004         110,303
                                          						   ----------      ----------
Long-Term Debt                                        326,695         325,711
                                          						   ----------      ----------
Deferred Credits and Other Liabilities:
Deferred Income Taxes                                 246,815         229,897
Net Regulatory Liability of Regulated Subsidiary       59,997          69,477
Deferred Investment Tax Credit                         26,178          27,871
Customers' Advances for Construction and Other         29,860          27,185
                                          						   ----------      ----------
Total Deferred Credits                                362,850         354,430
                                          						   ----------      ----------
Preferred Stock of Subsidiary                          66,120          66,120
                                          						   ----------      ----------
Stockholders' Equity: (See Statements on page 27)
Common Stock, no par value; Authorized
   50,000,000 shares - Outstanding 13,035,756 and
   12,971,501 shares                                  167,987         165,662
Retained Earnings                                     176,728         176,214
                                          						   ----------      ----------
Total Stockholders' Equity                            344,715         341,876
                                          						   ----------      ----------
Total Liabilities and Stockholders' Equity         $1,238,384      $1,198,440
                                          						   ==========      ==========

The accompanying Notes to Financial Statements are an integral part of these balance sheets.

Consolidated Statements of Cash Flows
CILCORP Inc. and Subsidiaries
For the Years Ended December 31,           1994          1993           1992
				                                         		    (In thousands)
Cash Flows from Operating Activities:
Net Income Before Preferred Dividends      $ 35,566     $ 37,626     $ 36,538
                                   					   --------     --------     --------
Adjustments to Reconcile Net Income to
   Net Cash Provided by Operating
   Activities:
Non-Cash Lease & Investment Income           (7,121)      (4,280)     (7,616)
Depreciation and Amortization                61,143       59,975      57,727
Disallowed Plant Cost of Regulated
     Subsidiary                               7,522           --          --
Deferred Income Taxes, Investment
     Tax Credit and Regulatory
     Liability of Subsidiary, Net             5,745        6,354      (1,464)
Changes in Operating Assets and
   Liabilities:
(Increase) Decrease in Accounts
     Receivable and Accrued Unbilled
      Revenue                                   276        9,476      (5,005)
(Increase) Decrease in Inventories              565       (5,609)     (2,591)
Increase in Accounts Payable                  4,284        8,067       5,394
(Increase) in Other Assets                   (4,509)      (7,831)     (1,734)
Increase (Decrease) in Other Liabilities      6,885       (6,565)     17,200
                                   					   --------     --------    --------
Total Adjustments                            74,790       59,587      61,911
                                   					   --------     --------    --------
Net Cash Provided by Operating
      Activities                            110,356       97,213      98,449
                                   					   --------     --------    --------
Cash Flows from Investing Activities:
Additions to Plant                          (95,762)     (76,933)    (69,111)
Purchase of Long-Term Investments and
   Leveraged Lease Property                     (11)     (13,595)       (803)
Proceeds from Sale of Long-Term
   Investments and Leveraged Lease
   Property                                   4,667        3,787      11,378
Purchase of Minority Interest in
   Consolidated Subsidiary                       --       (1,425)         --
Other                                        (6,559)       2,625      (5,673)
                                   					   --------     --------    --------
Net Cash Used in Investing Activities       (97,665)     (85,541)    (64,209)
                                   					   --------     --------    --------
Cash Flows from Financing  Activities:
Net Increase (Decrease) in Short-Term
   Debt                                      (1,800)       1,949      17,721
Proceeds from Issuance of Long-Term
   Debt                                      22,000      107,269     133,334
Repayment of Long-Term Debt                      --     (108,781)   (140,318)
Proceeds from Issuance of Preferred
   Stock by Wholly-owned Subsidiary              --       46,006          --
Retirement of Preferred Stock by
   Wholly-owned Subsidiary                       --      (46,051)         --
Common Dividends Paid                       (32,063)     (31,757)    (31,788)
Preferred Dividends Paid                     (2,980)      (4,043)     (4,441)
Common Stock Issued                           2,325        2,365          --
Preferred and Common Stock Issuance
   Costs                                         (9)      (1,590)         --
Common Stock Repurchased                         --           --      (1,732)
                                   					   --------     --------    --------
Net Cash Used in Financing
	 Activities                                (12,527)     (34,633)    (27,224)
                            					          --------     --------    --------
Net Increase (Decrease) in Cash and
   Temporary Cash Investments                   164      (22,961)      7,016
Cash and Temporary Cash Investments
   at Beginning of Year                       1,440       24,401      17,385
                                   					   --------     --------    --------
Cash and Temporary Cash Investments
      at End of Year                       $  1,604     $  1,440    $ 24,401
                                   					   ========     ========    ========

The accompanying Notes to Financial Statements are an integral part of these statements.

Consolidated Statements of Stockholders' Equity
CILCORP Inc. and Subsidiaries
				                               Common Stock         Retained
                            		   Shares       Amount    Earnings      Total
                          				       (In thousands except share amounts)
Balance at December 31, 1991      12,959,124   $165,029   $175,669   $340,698
Repurchase of Common Stock           (49,843)    (1,732)               (1,732)
Cash Dividend Declared on
   Common Stock ($2.46 per
   share)                                                  (31,788)   (31,788)
Net Income                                                  32,097     32,097
                            				  ----------   --------   --------   --------
Balance at December 31, 1992      12,909,281   $163,297   $175,978   $339,275

Common Stock  Issued                  62,220      2,365                 2,365
Cash Dividend Declared on
   Common Stock ($2.46 per
   share)                                                  (31,757)   (31,757)
Preferred and Common Stock
   Issuance Costs                                           (1,590)    (1,590)
Net Income                                                  33,583     33,583
                            				  ----------   --------   --------   --------
Balance at December 31, 1993      12,971,501   $165,662   $176,214   $341,876

Common Stock  Issued                  64,255      2,325                 2,325
Cash Dividend Declared on
   Common Stock ($2.46 per
   share)                                                  (32,063)   (32,063)
Preferred and Common Stock
   Issuance Costs                                               (9)        (9)
Net Income                                                  32,586     32,586
                            				  ----------   --------   --------   --------
Balance at December 31, 1994      13,035,756   $167,987   $176,728   $344,715
                            				  ==========   ========   ========   ========

The accompanying Notes to Financial Statements are an integral part of these statements.

Statements of Segments of Business
CILCORP Inc. and Subsidiaries
Operating Information For the Years Ended December 31,
				                                    1994           1993       1992
                                     						      (In thousands)
Utility Segment:
Electric Operations
Revenue                               $313,085     $303,124     $288,813
Expenses                               263,462      253,995      243,734
                            				      --------     --------     --------
Operating Income                        49,623       49,129       45,079
Income Taxes                            19,925       17,542       15,747
                            				      --------     --------     --------
Operating Income Before
    Income Taxes                      $ 69,548     $ 66,671     $ 60,826
                            				      ========     ========     ========
Depreciation and Amortization         $ 39,130     $ 38,337     $ 37,465
Capital Expenditures                  $ 66,537     $ 41,880     $ 41,821
Gas Operations
Revenue                               $148,285     $150,754     $144,926
Expenses                               139,401      139,696      132,405
				                                  --------     --------     --------
Operating Income                         8,884       11,058       12,521
Income Taxes                             1,564        4,684        4,082
                            				      --------     --------     --------
Operating Income Before
   Income Taxes                       $ 10,448     $ 15,742     $ 16,603
                            				      ========     ========     ========
Depreciation and Amortization         $ 15,219     $ 14,686     $ 13,930
Capital Expenditures                  $ 24,867     $ 30,677     $ 20,001

Major Customer for the Years Ended December 31,
			                        1994               1993                 1992
Caterpillar Inc.
Electric Revenue      $41,422   13.2%     $39,831   13.1%     $38,428   13.3%
Gas Revenue             1,719    1.2%       1,581    1.0%       1,847    1.3%
              		      -------   -----     -------   -----     -------   -----
Total                 $43,141    9.4%     $41,412    9.1%     $40,275    9.3%
                      =======   =====     =======   =====     =======   =====

Utility Identifiable Assets as of December 31,
				                                 1994            1993          1992
Electric                          $  718,431       $684,618     $684,968
Gas                                  260,070        259,462      226,579
Other Utility Assets*                 38,505         44,245       47,578
                            				  ----------       --------     --------
Total Utility Assets              $1,017,006       $988,325     $959,125
                             			  ==========       ========     ========

*Other investments, miscellaneous accounts receivable, prepaid assets, deferred pension costs, and unamortized debt, discount, and expense

The accompanying Notes to Financial Statements are an integral part of these statements.

Environmental and Engineering Services Segment
For the Years Ended  December 31,       1994          1993         1992
                                        						  (In thousands)
Revenue                               $132,799     $123,162     $137,858
Operating Expenses                     127,802      124,289      132,407
                            				      --------     --------     --------
Operating Income (Loss) Before
	Income Taxes                         $  4,997     $(1,127)     $  5,451
                            				      ========     ========     ========
Depreciation and Amortization         $  5,867     $  6,064     $  5,472
Capital Expenditures                  $  4,358     $  4,300     $  6,804

Environmental and Engineering Services
Identifiable Assets as of December 31,   1994          1993          1992
Property, Plant and Equipment         $22,254      $23,116      $22,347
Cost in Excess of Net Assets of
   Acquired Businesses, Net of
   Amortization                        24,548       25,251       26,551
Accounts Receivable and Unbilled
   Revenue                             42,199       36,637       42,681
Other Assets*                           4,463        2,433        4,699
				                                  -------      -------      -------
Total Environmental and
    Engineering Services Assets       $93,464      $87,437      $96,278
				                                  =======      =======      =======

*Non-compete agreement, real estate held for resale and other current assets

Other Businesses Segment
For the Years Ended December 31,       1994          1993         1992
Revenue                               $10,970      $ 7,471      $ 9,628
Expenses                                9,365        6,264        7,663
				                                  -------      -------      -------
Income Before Income Taxes            $ 1,605      $ 1,207      $ 1,965
                            				      =======      =======      =======

Other Businesses Identifiable
Assets as of December 31,              1994          1993         1992
Leveraged  Leases                     $120,961     $114,803     $ 97,133
Cash and Temporary Cash Investments      1,179        1,564       21,879
Other Assets                             5,774        6,311       10,501
				                                  --------     --------     --------
Total Other Businesses Assets         $127,914     $122,678     $129,513
                            				      ========     ========     ========

The accompanying Notes to Financial Statements are an integral part of these statements.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of CILCORP Inc. (CILCORP or the Company), Central Illinois Light Company
(CILCO), Environmental Science & Engineering, Inc. (ESE) and
CILCORP's other subsidiaries after elimination of significant intercompany transactions. Prior year amounts have been reclassified on a basis consistent with the 1994 presentation.

REGULATION

CILCO is a public utility subject to regulation by the Illinois
Commerce Commission and the Federal Energy Regulatory Commission with respect to accounting matters, and maintains its accounts in accordance with the Uniform System of Accounts prescribed by these agencies.

As a regulated public utility, CILCO is subject to the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation". Regulatory assets represent the probable future revenues to CILCO resulting from the ratemaking action of regulatory agencies. Net regulatory liabilities are approximately $60 million (see Note 2). At December 31, 1994, and 1993, the regulatory assets included on the Consolidated Balance Sheets were as follows:

                                          						    1994            1993
                                          						       (In thousands)
Included in prepayments and other:
Fuel and gas cost adjustments                     $ 3,682          $ 5,716
Coal tar remediation cost - estimated current         300              263
Gas transition costs                                1,171              574
                                          						  -------          -------
Current costs included in prepayments and other     5,153            6,553
                                          						  -------          -------
Included in other assets:
Coal tar remediation cost, net of recoveries        4,993            4,305
Gas transition costs                                2,781            2,780
Unamortized loss on reacquired debt                 6,486            6,950
                                          						  -------          -------
Future costs included in other assets              14,260           14,035
                                          						  -------          -------
Total regulatory assets                           $19,413          $20,588
                                          						  =======          =======

UTILITY OPERATING REVENUES, FUEL COSTS AND COST OF GAS

Electric and gas revenues include service provided but unbilled at year end. Substantially all electric rates and gas system sales rates of CILCO include a fuel adjustment clause and a purchased gas adjustment clause, respectively. These clauses provide for the recovery of changes in electric fuel costs, excluding coal transportation, and changes in the cost of gas on a current basis in billings to customers. CILCO adjusts the cost of fuel and cost of gas to recognize over or under recoveries of allowable costs. The cumulative effects are deferred on the Balance Sheets as a current asset or current liability (see Regulation, above) and adjusted by refunds or collections through future billings to customers.

CONCENTRATION OF CREDIT RISK

CILCO, as a public utility, must provide service to customers within its defined service territory and may not discontinue service to residential customers when certain weather conditions exist. CILCO continually reviews customers' credit worthiness and requests deposits or refunds deposits based on that review. At December 31, 1994, CILCO had net receivables of $30.5 million, of which approximately $5.1 million was due from its major industrial customers.
See Note 5 for a discussion of receivables related to CILCORP Investment Management Inc.'s leveraged lease portfolio.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of Cash and Temporary Cash Investments, Other Investments, Preferred Stock with Mandatory Redemption and Notes Payable approximates fair value. The Company's investment in Tucson Electric Power Company stock and warrants had a carrying amount at December 31, 1993, of approximately $266,000 and a fair market value of $1.9 million. This investment was sold during 1994. The estimated fair value of the Company's Long-Term Debt including current maturities was $340 million at December 31, 1994, and $358 million at December 31, 1993, based on current market interest rates for other companies with comparable credit ratings, capital structures, and size.

ENVIRONMENTAL AND ENGINEERING SERVICES REVENUES

ESE performs professional environmental and engineering consulting services under time and material, cost-plus and fixed-price contracts. Consulting services revenues include amounts for services provided but unbilled at year end. Revenues from time and material and cost-plus contracts are recognized as costs are incurred. Revenues from fixed-price contracts are recognized under the percentage-of-completion method.

DEPRECIATION AND MAINTENANCE

Provisions for depreciation of utility property for financial reporting purposes are based on straight-line composite rates. The annual provisions for utility plant depreciation, expressed as a percentage of average depreciable utility property, were as follows:

                   1994           1993            1992

Electric           3.8%            3.8%            3.8%
Gas                4.6%            4.6%            4.6%

Utility maintenance and repair costs are charged directly to expense. Renewals of units of property are charged to the utility plant account, and the original cost of depreciable property replaced or retired, together with the removal cost less salvage, is charged to the accumulated provision for depreciation.

Non-utility property is depreciated over estimated lives ranging from 5 to 40 years.

COST IN EXCESS OF NET ASSETS OF ACQUIRED BUSINESSES

Cost in excess of net assets of acquired businesses is being amortized using the straight-line method over forty years. The amortization is related to ESE and is a component of depreciation and amortization expense on the Consolidated Statements of Income.

INCOME TAXES

The Company follows a policy of comprehensive interperiod income tax allocation. Investment tax credits related to utility property have been deferred and are being amortized over the estimated useful lives of the related property. CILCORP and its subsidiaries file a consolidated federal income tax return. Income taxes are allocated to the individual companies based on their respective taxable income or loss.

CONSOLIDATED STATEMENTS OF CASH FLOWS

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents for purposes of the Consolidated Statements of Cash Flows.

Cash paid for interest and income taxes was as follows:

		  1994              1993             1992
			      (In thousands)
Interest          $27,663           $24,514            $27,425
Income taxes       13,103            14,760             16,207

COMPANY-OWNED LIFE INSURANCE POLICIES

The following amounts related to company-owned life insurance contracts, issued by one major insurance company, are included in Other Investments.

                                          						 1994            1993
                                          						     (In thousands)
Cash surrender value of contracts              $ 30,468         $26,186
Borrowings against contracts                    (28,831)        (24,923)
                                   					       --------         -------
Net investment                                 $  1,637         $ 1,263
                                   					       ========         =======

Interest expense related to borrowings against company-owned life insurance, included in "Other" on the Consolidated Statements of Income, was $2 million, $1.4 million and $.9 million for 1994, 1993 and 1992, respectively.

NOTE 2 - INCOME TAXES

The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109), on January 1, 1993. SFAS 109 requires the use of the liability method to account for income taxes. Under the liability method, deferred income taxes are recognized at currently enacted income tax rates to reflect the tax effect of temporary differences between the financial reporting basis and the tax basis of assets and liabilities. Temporary differences occur because the income tax law either requires or permits certain items to be reported on the Company's income tax return in a different year than they are reported in the financial statements. Adoption of SFAS 109 did not have a material impact on the Company's financial position, results of operations or cash flows; however, the adoption of SFAS 109 required reclassification of accumulated deferred income taxes on CILCO's Balance Sheet. CILCO established a regulatory liability to account for the net effect of expected future regulatory actions related to unamortized investment tax credits, income tax liabilities initially recorded at tax rates in excess of current rates, the equity component of Allowance for Funds Used During Construction and other items for which deferred taxes had not previously been provided. The temporary differences related to the consolidated net deferred income tax liability at December 31, 1994, December 31, 1993 and January 1, 1993, were as follows:

                            				  Dec. 31, 1994 Dec. 31, 1993  Jan., 1993
                                   					       (In thousands)
Deferred tax liabilities:
  Property, including allowance for
   funds used during construction     $216,304     $216,897     $216,190
Leveraged leases                        88,308       80,129       74,850
Other                                   13,760       14,427       10,586
Deferred tax assets:
Other                                  (11,560)     (12,079)      (8,585)
Net regulatory liability of regulated
  subsidiary                           (59,997)     (69,477)     (74,321)
                            				      --------     --------     --------
Deferred income taxes                 $246,815     $229,897     $218,720
                            				      ========     ========     ========

Of the $16,918,000 increase in the consolidated net deferred income tax liability at December 31, 1994, from December 31, 1993, $5,810,000 is due to current year deferred federal and state income tax expense. The remaining increase relates to an adjustment of deferred taxes due to the utilization of alternative minimum tax credits and a decrease in the net regulatory liability, principally due to changes in temporary differences for which deferred taxes were not previously provided.

Income tax expenses were as follows:

Years Ended December 31,             1994          1993          1992
                                  					     (In thousands)
Current income taxes
Federal                               $11,825      $10,102      $22,153
State                                   2,238        3,352        4,077
                             			      -------      -------      -------
Total current                          14,063       13,454       26,230
				                                  -------      -------      -------
Deferred income taxes, net
Property-related deferred
   income taxes                        (1,094)      (2,316)         249
Leveraged leases                        8,179        5,257       (1,742)
Unbilled revenue                          222          758           --
Gas take-or-pay settlements            (1,244)       1,413       (1,679)
Coal tar remediation costs                253          120         (952)
Other                                    (506)       1,077          398
				                                  -------      -------      -------
Total deferred income taxes, net        5,810        6,309       (3,726)
                            				      -------      -------      -------
Investment tax credit
   amortization                        (1,693)     (1,694)       (1,694)
                            				      -------      -------      -------
Total income tax provisions           $18,180      $18,069      $20,810
                             			      =======      =======      =======

Total deferred income taxes, net, includes deferred state income taxes of $1,801,000, $1,827,000 and $236,000 for 1994, 1993 and 1992,
respectively.

The following table represents a reconciliation of the effective tax rate with the statutory federal income tax rate.

                                					 1994          1993        1992
Statutory federal income tax          35.0%        35.0%        34.0%
                            				      -----        -----        -----
Equity component of AFUDC
  not subject to taxation              (.4)          --          (.1)
Depreciation differences for
   which deferred taxes
   have not been provided              1.2          1.0           .8
Amortization of investment
   tax credit                         (3.3)        (3.3)        (3.2)
State income taxes                     5.3          7.1          5.4
Excess of book over tax basis of
   assets                               .5           .5           .5
Preferred dividends of
   subsidiary and other
   permanent differences               2.3          2.5          2.8
Dividends received deduction            --          (.1)          --
Tax provision adjustment              (1.3)        (5.3)         3.2
Civil fine                              .7           --           --
Other differences                     (4.2)        (2.6)        (4.4)
                           				      -----        -----        -----
Total                                   .8         (0.2)         5.0
                           				      -----        -----        -----
Effective income tax rate             35.8%        34.8%        39.0%
				                                 =====        =====        =====

NOTE 3 - POSTEMPLOYMENT BENEFITS

POSTEMPLOYMENT BENEFITS OTHER THAN PENSIONS AND HEALTH CARE

On January 1, 1994, CILCO adopted Statement of Financial Accounting Standards No. 112, "Employer's Accounting for Postemployment Benefits" (SFAS 112). This standard requires accrual of benefits other than pensions or health care provided to former or inactive employees. CILCO recorded a liability of approximately $1.5 million of which $1 million represents the cumulative effect of applying SFAS 112. Of the $1.5 million, $.4 million has been capitalized. The financial effect of benefits ESE provides to former or inactive employees is not material.

PENSION BENEFITS

Substantially all of CILCO's full-time employees, including those assigned to the Holding Company, are covered by trusteed, non-contributory defined benefit pension plans. Benefits under these qualified plans reflect the employee's years of service, age at retirement and maximum total compensation for any consecutive sixty-month period prior to retirement. CILCO also has an unfunded nonqualified plan for certain employees.

Pension costs for the past three years were charged as follows:

                                 					 1994        1993         1992
                                    					     (In thousands)
Operating expenses                    $2,465       $1,841       $1,995
Utility plant and other                1,189          925          721
                             			      ------       ------       ------
   Net pension costs                  $3,654       $2,766       $2,716
                            				      ======       ======       ======

Provisions for pension expense are determined under the rules prescribed by Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions" (SFAS 87), including the use of the projected unit credit actuarial cost method. SFAS 87 requires employers to recognize an additional minimum liability on the Balance Sheets for plans in which the accumulated benefit obligation exceeds the fair value of plan assets.

Information on the plans' funded status, on an aggregate basis follows:

						                                                1994          1993
                                                							 (In thousands)
Components of net periodic pension costs:
Cost of pension benefits earned by employees         $ 5,589       $ 4,401
Interest cost on projected benefit obligation         14,422        13,611
Actual return on plan assets                           1,237       (22,053)
Net amortization and deferral                        (17,594)        6,807
                                          						     -------       -------
Net pension costs                                    $ 3,654       $ 2,766
                                          						     =======       =======

Actuarial present value of accumulated benefit
   obligation
Vested benefits - employees' rights to receive
   benefits no longer contingent upon continued
   employment                                        $146,875      $157,570
Non-vested benefits - employees' rights to receive
   benefits contingent upon continued employment       11,258         7,793
                                          						     --------      --------
Net benefit obligation                               $158,133      $165,363
                                          						     ========      ========
Funded status of plans:  Pension assets and
   obligations
Pension assets at fair market value                  $192,427      $200,337
Projected benefit obligation at present value        (190,440)     (209,416)
Unrecognized transition asset                          (7,842)       (8,765)
Unrecognized prior service cost                        11,179        11,687
Unrecognized net loss                                   7,199        20,110
Adjustment to recognize minimum liability                (111)           --
                                          						     --------      --------
Net prepaid pension costs recorded on Balance
  Sheets                                             $ 12,412      $ 13,953
                                          						     ========      ========

The 1994 prepaid pension costs on the Balance Sheets consist of $13.3 million recorded as prepaid pension expense and $.9 million recorded in other deferred credits.

Rates used for calculations:
Discount rate                                        8.00%         7.00%
Expected rate of salary increase                     4.50%         5.00%
Expected long-term rate of return                    8.50%         8.50%

POSTEMPLOYMENT HEALTH CARE BENEFITS

Provisions for postemployment benefits expenses are determined under the rules of Statement of Financial Accounting Standards No. 106,
"Employers' Accounting for Postretirement Benefits Other Than
Pensions" (SFAS 106).

Substantially all of CILCO's full-time employees, including those assigned to the Holding Company, are currently covered by a trusteed, non-contributory defined benefit postemployment health care plan. The plan pays stated percentages of most necessary medical expenses incurred by retirees, after subtracting payments by Medicare or other providers and after a stated deductible has been met. Participants become eligible for the benefits if they retire from CILCO after reaching age 55 with 10 or more years of service. ESE does not provide health care benefits to retired employees.

Postemployment health care benefit costs were charged as follows:

				                                    1994         1993        1992
                                  	 				       (In thousands)
Operating expenses                    $5,253       $5,767       $6,127
Utility plant and other                1,913        2,060        2,098
                            				      ------       ------       ------
  Net postemployment
    health care benefit costs         $7,166       $7,827       $8,225
				                                  ======       ======       ======

Information on the plans' funded status, on an aggregate basis follows:
						                                                  1994          1993
                                                 							  (In thousands)
Components of net postemployment health care
  benefit costs:
Service cost - benefits attributed to service
  during the period                                  $  1,496      $  1,194
Actual return on plan assets                              133        (1,732)
Interest cost on accumulated postemployment
  health care benefit obligation                        4,469         4,873
Amortization of transition obligation over
  18.6 years                                            2,858         2,858
Other net amortization and deferral                    (1,790)          634
						                                               --------       -------
Net postemployment health care benefit costs         $  7,166      $  7,827
                                          						     ========       =======
Accumulated postemployment health care
benefit obligation:
Retirees                                             $ 30,849      $ 44,340
Other fully eligible participants                      10,859        12,409
Other active participants                              20,046        19,823
                                          						     --------      --------
Total accumulated postemployment
   health care benefit obligation                      61,754        76,572
Less:
Unrecognized actuarial (gain) loss                     (3,046)       13,093
Unrecognized transition obligation                     41,730        44,588
Plan assets at fair value                              22,929        18,748
                                           					     --------      --------
Accrued postemployment health
      care benefit cost liability                    $    141      $    143
						                                               ========      ========

For measurement purposes, a health care cost trend rate of 9% annually was assumed for 1994; the rate was assumed to decrease to 8% for 1995, then decrease gradually to 6% by 2020 and remain at that level thereafter.

Increasing the assumed health care cost trend rate by 1% in each year would increase the accumulated postemployment benefit obligation at December 31, 1994, by $2.9 million and the aggregate of the service and interest cost components of net postemployment health care cost for 1994 by $265,000. The discount rate used in determining the accumulated postemployment benefit obligation at December 31, 1994, was 8% and at December 31, 1993, was 7%. The weighted average expected return on assets net of taxes was 8.1%, where taxes are assumed to decrease return by 0.4%.

NOTE 4 - SHORT-TERM DEBT

Short-term debt at December 31, 1994, consisted of $6 million of Holding Company bank borrowings and $23.4 million of CILCO commercial paper. Short-term debt at December 31, 1993, included $12.4 million of commercial paper and $18.8 million of other notes payable.

CILCO had arrangements for bank lines of credit totaling $30.4 million at December 31, 1994, all of which were unused. These lines of credit consisted of $7 million maintained by compensating balances and $23.4 million maintained by commitment fees ranging from 1/16 to 2/16 of 1% per annum in lieu of balances. The compensating bank balance arrangements provide that CILCO maintain bank deposits to average annually 3% to 5% of the line, such balances being available to CILCO for operating purposes and as compensation to the bank for other bank services. These bank lines of credit also support CILCO's issuance of commercial paper.

At December 31, 1994, ESE had a $7.5 million bank line of credit, of which $4.5 million was used at year-end to collateralize performance bonds issued in connection with ESE projects.

NOTE 5 - LEVERAGED LEASE INVESTMENTS

The Company, through subsidiaries of CILCORP Investment Management Inc. (CIM), is a lessor in seven leveraged lease arrangements under which mining equipment, electric production facilities, warehouses, office buildings, passenger railway equipment and an aircraft are leased to third parties. The economic lives and lease terms vary with the leases. CIM's share of total equipment and facilities cost was approximately $305 million at December 31, 1994 and 1993.

The cost of the equipment and facilities owned by CIM is partially financed by non-recourse debt provided by lenders, who have been granted as their sole remedy in the event of a lessee default an assignment of rents due under the leases and a security interest in the leased property. Such debt amounted to $223 million at December 31, 1994, and $229 million at December 31, 1993. Leveraged lease residual value assumptions, which are conservative in relation to independently appraised residual values, are tested on a periodic basis. CIM's net investment in leveraged leases at December 31, 1994, and 1993 is shown below:

                                                							1994           1993
                                                 							  (In thousands)
Minimum lease payments receivable                    $122,757      $122,869
Estimated residual value                               94,368        94,368
Less:  Unearned income                                 96,164       102,434
                                             			     --------      --------
Investment in lease financing receivables             120,961       114,803
Less:  Deferred taxes arising from
   leveraged leases                                    88,308        80,129
						                                                -------      --------
Net investment in leveraged leases                   $ 32,653      $ 34,674
						                                               ========      ========

NOTE 6 - PREFERRED STOCK
PREFERRED STOCK OF SUBSIDIARY

At December 31,                                      1994            1993
						                                                 	(In thousands)
Preferred stock, cumulative:
$100 par value, authorized 1,500,000 shares
   Without mandatory redemption
   4.50% series - 111,264 shares                     $11,126       $11,126
   4.64% series - 79,940 shares                        7,994         7,994
Class A, no par value, authorized
   3,500,000 shares
   Flexible auction rate - 250,000
   shares (a)                                         25,000        25,000
   With mandatory redemption
   5.85% series - 220,000 shares                      22,000        22,000
				                                          		     -------       -------
Total preferred stock                                $66,120       $66,120
                                          						     =======       =======

(a) Dividend rates at December 31, 1994 and 1993, were 4.72% and 2.62%, respectively.

All classes of preferred stock are entitled to receive cumulative dividends and rank equally as to dividends and assets, according to their respective terms.

The total annual dividend requirement for preferred stock outstanding at December 31, 1994, is $3.3 million, assuming a continuation of the auction dividend rate at December 31, 1994, for the flexible auction rate series.

PREFERRED STOCK WITHOUT MANDATORY REDEMPTION

The call provisions of preferred stock redeemable at CILCO's option outstanding at December 31, 1994, are as follows:

Series          Callable Price Per Share (plus accrued dividends)
4.50%                           $110
4.64%                           $102
Flexible auction rate           $100

PREFERRED STOCK WITH MANDATORY REDEMPTION

CILCO's 5.85% Class A preferred stock may be redeemed in 2003 at $100 per share. A mandatory redemption fund must be established on July 1, 2003. The fund will provide for the redemption of 11,000 shares for $1.1 million on July 1 of each year through July 1, 2007. On July 1, 2008, the remaining 165,000 shares will be retired for $16.5 million.

PREFERENCE STOCK OF SUBSIDIARY, CUMULATIVE

No Par Value, Authorized 2,000,000 shares, of which none have been issued. PREFERRED STOCK OF HOLDING COMPANY

No Par Value, Authorized 4,000,000 shares, of which none were outstanding at December 31, 1994 and 1993.

NOTE 7 - LONG-TERM DEBT

AT DECEMBER 31,                                        1994          1993
                                                 							 (In thousands)
CILCO first mortgage bonds
   5 1/8% series due 1996                            $ 16,000      $ 16,000
   5 1/2% series due 1997                              20,000        20,000
   7 1/2% series due 2007                              50,000        50,000
   8 1/5% series due 2022                              65,000        65,000
Medium-term notes
   5.7% series due 1998                                10,650        10,650
   6.4% series due 2000                                30,000        30,000
   6.82% series due 2003                               25,350        25,350
   7.8% series due 2023                                10,000        10,000
Pollution control refunding series F, 6.5% due 2010     5,000         5,000
Pollution control refunding series G, 6.2% due 2012     1,000         1,000
Pollution control refunding series E, 6.5% due 2018    14,200        14,200
Pollution control refunding series H, 5.9% due 2023    32,000        32,000
						                                               --------      --------
                                          						      279,200       279,200
Unamortized premium and discount on
   long-term debt, net                                   (841)         (879)
						                                               --------      --------
Total CILCO                                           278,359       278,321
                                          						     --------      --------
CILCORP Lease Management Inc.
Unsecured financial institution borrowings;
   interest rate of 9.55%; maturities
   by year are as follows:
       1995                                                --        18,000
       1997                                             3,000         3,000
                                          						     --------      --------
Total CLM                                               3,000        21,000
                                          						     --------      --------
CILCORP Inc.
Unsecured medium-term notes; varying
  in term from 2 years to 8 years;
  interest rates ranging from 8.25% to 9.10%.          45,000        26,000
Other                                                     336           390
						                                               --------      --------
Total long-term debt                                 $326,695      $325,711
                                          						     ========      ========

The first mortgage bonds of CILCO are secured by a lien on substantially all of its property and franchises. Unamortized borrowing expense, premium and discount on outstanding long-term debt are being amortized over the lives of the respective issues.

Total consolidated maturities of long-term debt for 1996-1999 are $19 million, $23 million, $22 million and $13 million, respectively.

The 1995 maturities of long-term borrowings have been classified as current liabilities.

NOTE 8 - COMMITMENTS & CONTINGENCIES

CILCO's capital expenditures for 1995 are estimated to be $69 million, in connection with which CILCO has normal and customary purchase commitments at December 31, 1994.

CILCO's policy is to act as a self-insurer for certain insurable risks resulting from employee health and life insurance programs.

ESE's capital expenditures for 1995 are estimated to be $4.1 million, in connection with which ESE has normal and customary purchase commitments at December 31, 1994.

ESE's policy is to act as a self-insurer for certain insurable risks resulting from employee health programs and professional liability claims.

In August 1990, CILCO entered into a firm, wholesale power purchase agreement with Central Illinois Public Service Company (CIPS). This agreement, which expires in 1998, provides for an initial purchase of 30 megawatts (MW) of capacity, increasing to 90 MW in 1997. CILCO can increase purchases to a maximum of 100 MW during the contract period, provided CIPS then has the additional capacity available. In November 1992, CILCO entered into a limited-term power agreement to purchase 100 MW of CIPS's capacity from June 1998 through May 2002. At CILCO's request, purchases may be increased to a maximum of 150 MW during the contract period, provided CIPS has the additional capacity available.

Reference is made to Management's Discussion and Analysis of Financial Condition and Results of Operations and Environmental
Matters (regarding former gas manufacturing sites) for a discussion of that item.

NOTE 9 - RATE MATTERS

In December 1994, the Illinois Commerce Commission (ICC) issued a rate order designed to grant CILCO a $10.6 million, or 6.7% annual increase in gas base rate revenues. The order represents approximately 75% of CILCO's original rate increase request filed in January 1994. The new rates, designed to yield an 11.82% return on common equity and a 9.24% return on rate base, were effective the week of December 12, 1994. The ICC denied requests for rehearing which had been filed by CILCO and other parties. It is unknown at this time whether any party will appeal the ICC order to the Illinois Appellate Court.

As a part of its rate order, the ICC disallowed approximately $7.5 million of CILCO's $24 million investment in the Springfield, Illinois, cast iron main renewal project. To reflect the disallowance, CILCO recorded a pre-tax charge of approximately $7.5 million ($4.5 million after-tax) against 1994 earnings.

In mid-1992, after a significant number of leaks were detected in CILCO's Springfield cast iron gas distribution system, CILCO began a detailed examination of its Springfield gas distribution system and related operating practices and procedures. CILCO thereafter began an aggressive program to renew its Springfield gas cast iron main system. This project was substantially completed by September 30, 1993.

The ICC staff began an informal review of CILCO's Springfield gas operations and record-keeping practices in September 1992. Subsequently, the U.S. Department of Transportation (DOT) and the U.S. Department of Justice (DOJ) began conducting investigations of CILCO which were also focused principally on CILCO's Springfield gas operations and its record-keeping practices.

On September 16, 1994, CILCO entered into a federal court civil consent decree with the DOJ which concluded the DOT and DOJ investigations of CILCO. As a part of the settlement with the DOJ, CILCO accepted adjustments recommended by the ICC staff which resulted in a net disallowance from CILCO's gas rate base of approximately $4.6 million of the cost of the Springfield cast iron main renewal project. This charge is part of the $7.5 million disallowance included in the December 1994, rate order. In addition to the rate base disallowance, CILCO agreed to pay an $844,000 civil fine to the United States and agreed to reimburse the ICC, the DOT and the DOJ $156,000 for the costs of their investigations. CILCO also agreed to underwrite the reasonable expense of an outside expert, to be selected by the ICC, to examine its gas operations manuals and systems to ensure they are in compliance with all applicable statutes and regulations. CILCO estimates the cost of the audit will be $350,000.

The DOJ agreed not to seek any additional civil or criminal penalties from CILCO or the Company. The ICC staff also agreed not to seek any additional enforcement penalties from CILCO or the Company. CILCO agreed to continue to cooperate with the DOJ in its investigation and prosecution of any individuals who may be responsible for willful violations of any applicable statute or regulation.

Reference is made to Management's Discussion and Analysis of Financial Condition and Results of Operations and Environmental
Matters for a discussion of other gas and electric rate matters.

NOTE 10 - LEASES

The Company and its subsidiaries lease certain equipment, buildings and other facilities under capital and operating leases. Several of the operating leases provide that the Company pay taxes, maintenance and other occupancy costs applicable to these premises.

Minimum future rental payments under non-cancelable capital and operating leases having remaining terms in excess of one year as of December 31, 1994, are $25.7 million in total. Payments due during the years ending December 31, 1995, through December 31, 1999, are $8.5 million, $5.9 million, $4.4 million, $3.6 million and $3.3 million, respectively.

NOTE 11 - SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following quarterly operating results are unaudited, but, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of CILCORP Inc.'s operating results for the periods indicated. The results of operations for each of the fiscal quarters are not necessarily comparable to, or indicative of, the results of an entire year due to the seasonal nature of the Company's business and other factors.

For the Three Months Ended        March 31,  June 30, September 30, December 31,
                             			    (In thousands except per share amounts)
1994
Revenue                           $177,436     $137,146   $145,854   $144,703
Income before income taxes          15,577       11,469     15,158      8,562
Net income                           9,701        6,940      9,570      6,375
Earnings per average
   common share                       $.75         $.53       $.73       $.49

1993
Revenue                           $164,923     $125,695   $141,740   $152,153
Income before income taxes          15,401        6,965     21,270      8,276
Net income                           9,334        4,008     12,645      7,596
Earnings per average
    common share                      $.72         $.31       $.98       $.59