Form 10-K405, Exhibit 13
CENTRAL ILLINOIS LIGHT CO; CILCORP INC
filed 1995-03-24
CIK 18651, 762129

[DESCRIPTION] Graph Data attached to EXHIBIT 13

    Information related to the nine graphs included in the CILCORP Inc. 1994 Annual Report in Management's Discussion and
    Analysis and Financial Statements follows.

    A bar graph titled "Fixed Charge Coverage (Scale: # of Times)" depicting the following information appears in the left hand column on page 18 of Management's Discussion and Analysis.

                1990       2.4
                1991       2.8
                1992       2.4
                1993       2.4
                1994       2.6

    A bar graph titled "Utility Plant Expenditures (Scale: $ Millions)" depicting the following information appears in the right hand column on page 19 of Management's Discussion and Analysis.

                1990        50
                1991        56
                1992        62
                1993        73
                1994        91

    A bar graph titled "Electric Sales (Scale: Millions of kilowatt-hours)" depicting the following information appears in the left hand column on page 22 of Management's Discussion and Analysis. Each bar consists of four sections which build one on the other.

                          1994     1993     1992     1991     1990

    BAR 1 RESIDENTIAL    1,672    1,664    1,508    1,680    1,525
    BAR 2 COMMERCIAL     1,452    1,379    1,311    1,300    1,217
       CUMMULATIVE       3,124    3,043    2,819    2,980    2,742
    BAR 3 INDUSTRIAL     2,303    2,238    2,119    2,202    2,237
       CUMMULATIVE       5,427    5,281    4,938    5,182    4,979
    BAR 4 OTHER            408      251      474      446      317
       CUMMULATIVE       5,835    5,532    5,412    5,628    5,296


    A bar graph titled "Cooling Degree Days Per Year Compared to Normal" depicting the following information appears in the right hand column on page 23 of Management's Discussion and Analysis. A horizontal bar depicting normal cooling days is shown at approximately 1,073 days.

                1990   1,013.5
                1991   1,344.0
                1992     811.5
                1993   1,056.0
                1994   1,104.0


    A bar graph titled "Gas Sales (Scale: Millions of mcf)" depicting the following information appears in the left hand column on page 24 of Management's Discussion and Analysis. Each bar consists of four sections which build one on the other.

                          1994     1993     1992     1991     1990

    BAR 1 RESIDENTIAL   18,929   20,263   18,427   18,993   18,016
    BAR 2 COMMERCIAL     6,684    6,746    6,203    6,368    5,823
       CUMMULATIVE      25,613   27,009   24,630   25,361   23,839
    BAR 3 INDUSTRIAL     1,186      756      960      736      928
       CUMMULATIVE      26,799   27,765   25,590   26,097   24,767
    BAR 4 OTHER              2        2        2        3        2
       CUMMULATIVE      26,801   27,767   25,592   26,100   24,769


    A bar graph titled "Heating Degree Days Per Year Compared to Normal" depicting the following information appears in the left hand column on page 24 of Management's Discussion and Analysis. A horizontal bar depicting normal heating degree days is shown at approximately 5,450 days.

                1990   5,193.5
                1991   5,410.5
                1992   5,320.0
                1993   5,882.0
                1994   5,443.5


    Three pie charts titled "Consolidated Assets by Segment" as percentages of the whole by year are printed on page 30 below the Asset portion of the Balance Sheet.

                          1994  1994        1993  1993       1992   1992
    Electric           741,578   59.9%    714,669  59.6%    713,515  60.2%
    Gas                275,428   22.3%    272,800  22.8%    245,610  20.7%
    Environmental and
      Engineering Ser   93,464    7.5%     87,437   7.3%     96,278   8.1%
    Other              127,914   10.3%    123,534  10.3%    129,513  11.0%

    Total            1,238,384  100.0%  1,198,440 100.0%  1,184,916 100.0%

    Three pie charts titled "Consolidated Capitalization Including Short-Term Debt" as percentages of the whole by year are printed on page 31 below the Liability portion of the Balance Sheet.

                          1994  1994       1993   1993       1992     1992
    S-T Debt            50,600    6%     31,393     4%      46,753     6%
    L-T Debt           326,695   42%    325,711    43%     307,628    41%
    Preferred Stock     66,120    8%     66,120     8%      64,620     8%
    Common Stock       344,713   44%    341,876    45%     340,434    45%

    Total              788,128  100%    765,100   100%     759,435   100%

    Three pie charts titled "Consolidated Revenue by Component" as percentages of the whole by year is printed on page 33 below the Statements of Segments of Business.

                          1994  1994       1993   1993       1992   1992
    Electric           313,085   52%    303,124    52%    288,813    50%
    Gas                148,285   24%    150,754    26%    144,926    25%
    Environmental and
      Engineering Ser  132,799   22%    123,162    21%    137,858    24%
    Other               10,970    2%      7,471     1%      9,628     1%
    Total              605,139  100%    584,511   100%    581,225   100%